NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

IN-SITU URANIUM MINING LEASE

STATE OF TEXAS	§
COUNTY OF DUVAL	§

     THIS LEASE AND AGREEMENT dated this 15th day of May, 2009, between Patricia A. Booth , whose mailing address is , 940 Carmel Parkway, Corpus Christi, Texas 78411 hereinafter individually or collectively referred to as "Lessor") and South Texas Mining Venture, L.L.P., a Texas Limited Partnership, its successors and assigns, whose mailing address is PO Box 2955, Corpus Christi, Texas 78403 (hereinafter referred to as "Lessee").

WITNESSETH

     That in consideration for Ten Dollars ($10.00) and other good and valuable consideration paid by Lessee, the receipt and sufficiency of which is hereby acknowledged by Lessor, and in future consideration of the Royalties herein provided and the agreements of the Lessee herein contained, grants, leases and lets unto Lessee, to the extent Lessor has said rights now or in the future, the land covered hereby (hereinafter referred to as "Leased Land") with the right of ingress and egress for the purposes hereinafter specified, the following described land in Duval County, Texas, containing 1,278.00 acres, more or less, TO-WIT:

Being 1,278.00 -acres of land, more or less, said lands being described as all of Share 2 containing 639 acres and all of Share 3 containing 639 acres of that certain Partition Deed dated September 21, 1942 as recorded in Volume 54 at Page 144 of the Deed Records of Duval County, Texas Said 1,278.00 -acres is out of the Joseph Broyles Survey 245, A-948; the J. Poitevent Survey 11, A-674, the Manuel Cadena Survey 242, A-1240, the Manuel Cadena Survey 149, A-977, the Hippolito Garecia Survey 115, A-998 and the Hippolito Garcia Survey 95, A-881 all out of Duval County, Texas.

In the event above-described lands are not described correctly, Lessor agrees to execute an instrument or instruments in which to correctly describe the property or properties.

     1. Said property is leased for the purposes of investigating, exploring, prospecting, drilling, solution mining, producing, extracting, milling, treating, processing, upgrading, removing, transporting, stockpiling and storing uranium, thorium and other fissionable or spatially associated substances similar to and produced in conjunction with those mentioned above (hereinafter referred to individually or collectively as "Leased Substances") by methods deemed desirable by Lessee; but excluding sand, gravel, and caliche unless produced in connection with those mentioned; SPECIFICALLY EXCLUDING oil, gas and associated hydrocarbon substances. Lessor further grants, leases and lets unto Lessee the Leased Land for the purposes of injecting gas, water or other fluids commonly associated with solution mining practices, air and any other substance into the subsurface strata, conducting all types of solution mining recovery operations for the Leased Substances; establishing and using facilities for the disposition of solution, tailings and other waste materials produced in the extraction of the Leased Substances, laying pipeline, building roads, bridges, tanks, power and telephone lines, electric and distribution lines and other utilities together with the maintenance and removal thereof, mills or processing structures or facilities deemed reasonably necessary by Lessee to conduct solution mining, recovery and restoration operations granted under this lease.

Notwithstanding, however, the general provisions of the foregoing paragraph, it is further agreed and stipulated as follows:

     The facilities to be placed on the Leased Premises shall be confined to those facilities reasonably deemed necessary or convenient by Lessee for exploring, prospecting, mining, stockpiling, storing, processing, treating upgrading, removing and transporting the Leased Substances. Lessee is hereby granted the right, without any further consideration or payment, to use the Leased Premises and other improvements and facilities on, in or under the Leased Premises for or in connection with the mining, removing, transporting, preparation and treatment of minerals, metals and materials (and disposal of waste materials into a waste water disposal well at a site at Lessee's choice) from adjacent lands, and lands in the areas of interest, and to construct and use additional facilities on the Leased Premises for said purposes. and these rights shall survive termination of this lease for so long a period of time as Lessee has need for all or any of them.

     2. Subject to the provisions herein contained, this lease shall remain in force for a term of eight (8) years from the date first written above (hereinafter referred to as the "Primary Term") and so long thereafter as uranium or any of the other Leased Substances is produced in paying quantities from said Leased Land or land with which said Leased Land is pooled, and/or as long thereafter as this lease may be maintained in force and effect under any of the other provisions herein contained. Paying quantities being defined as production in quantities sufficient to yield a profitable return to Lessee in excess of drilling, development and operation costs set solely at the discretion of the Lessee.

     3. Royalties: Lessee agrees to pay Lessor royalty on Leased Substances produced, saved and sold from the Premises as follows:

a

If Leased Substances mined and produced from the Premises by Lessee are sold by Lessee on the basis of a price per pound, Lessee shall pay to Lessor a production royalty on such Leased Substances equal to the percentage determined in the manner set forth below of the amount paid to and received by Lessee upon the sale of such Leased Substances through an arms-length transaction. An "arms-length transaction" as used in this Paragraph 3, shall be deemed to be a bona fide transaction with a third party purchaser not an affiliate, subsidiary or parent of Lessee, or other entity in which Lessee has a financial interest by stock ownership or otherwise of 10% or more. If such Leased Substances are used by Lessee off the Premises, or sold other than through an arms-length transaction, then the appropriate royalty percentage shall be applied to the market value of such Leased Substances after the same has been processed and assayed. If there is no such market value on or near the Premises as of the date such Leased Substances are used or sold, such market value shall be determined in the general area in which the Premises are situated, or if there is no such market in the general area, then at the closest market to the Premises. The royalty percentage contemplated by this Paragraph 3A shall be determined as follows:

Price per Pound for which	Royalty
Leased Substances are Sold	Percentage Rate
Less than $30.00	6.00%
$30.01 or more but less than $35.00	7.00%
$35.01 or more	8.00%

b

All royalty payments provided for herein shall be paid either directly to Lessor or to the depository bank(s) named hereinabove, and shall be payable not later than the 25th day of the month following the month in which Lessee receives payment therefor.

c

Lessor shall have the right, upon 90 days notice to Lessee, to receive Lessor's royalty in kind, provided that any such election by Lessee must be for a minimum term of at least one (1) year, and Lessor, at Lessor's sole expense, shall make available to Lessee all necessary facilities to enable Lessee to deliver Lessor's royalty share of Leased Substances to Lessor.

d.

Notwithstanding the use of the term Leased Substances in this Paragraph 3, if any other valuable metals, minerals and ores, whether similar or dissimilar to uranium, thorium, vanadium, molybdenum, and all other fissionable materials, compounds, solutions, mixtures and source materials, or any one of them and which are necessarily produced in association therewith are produced and marketed from the Leased Premises, Lessor shall be paid a production royalty of 10% of the gross sales price of such valuable metals, minerals and ores.

The above listed Royalty percentages will be paid based on the actual net sales proceeds received by Lessee for yellowcake, or slurry, sold and delivered through an arms length transaction. An arms length transaction shall be deemed to be a bona fide transaction with a third party purchaser, not an affiliate, subsidiary or parent of Lessee, or other entity in which Lessee has a financial interest by stock ownership or otherwise of Ten Percent (10%) or more.

All royalties which are due and payable under the terms of this lease, shall be paid within twenty-five (25) days after the end of the calendar month within which Lessee receives the proceeds from the sale of the uranium or other Leased Substances, which payment shall be subject to adjustment, by addition to or deduction from royalty due, as a result of actual sale assay. Lessee's failure to pay or tender or timely pay or tender any sum as royalty, shall render Lessee liable for the amount due plus simple interest of Twelve Percent (12%), but shall not operate as a forfeiture or to terminate this lease.

     4. Lessee shall use reasonable diligence to sell the uranium or Leased Substances and any of them, on which royalty is payable under the terms of this lease, but in the exercise of such diligence Lessee shall not be obligated to sell the same, or any of them, under terms, conditions or circumstances which in the Lessee's judgment, exercised in good faith, is not in its best interest.

     5. If Lessee, through the drilling of a well or wells has discovered uranium or other Leased Substances on said Leased Land or on land pooled therewith, which in Lessees' opinion is capable of being produced in commercial quantities, but is not being produced and this lease is not being maintained otherwise as provided herein; or if Lessee after commencement of production, periodically suspends production or sales and stockpiles uranium or other Leased Substances for lack of a market reasonably satisfactory to Lessee, as determined by Lessee in its sole discretion, then this lease shall not terminate whether it be during the Primary or Renewal Term (unless released by Lessee), and it shall nevertheless be considered that uranium or other Leased Substance is being produced in paying quantities from said Leased Land provided a Shut-in Royalty is paid. When the lease is continued in force in this manner, Lessee shall pay or tender as a Shut-in Royalty to the parties who at the time of such payment would be entitled to receive Royalty hereunder if production were then occurring, a sum of Ten Dollars ($10.00) per acre on the number of acres subject to this lease at the time such payment is made for each lease year, or portion thereof, that this lease is not otherwise maintained. When the above Shut-in payment is made, it shall serve to extend the term of said lease for one (1) year from the date said payment is made, whether in the Primary or Renewal Term. The first payment of such sum shall be made on or before the first day of the calendar month after ninety (90) days from the date the lease is not otherwise maintained and thereafter annually on or before each succeeding anniversary date of such payment. Payments made as Shut-in Royalty under this paragraph shall be made as advance minimum royalty and after royalty begins to accrue hereunder, Lessee may offset royalty owing to Lessor by deducting the abovementioned advance minimum royalty. Advance minimum royalty shall constitute prepayment of, and advances against royalty accruing at any time hereunder and Lessee may recover all advance minimum royalty by crediting it against and in reduction of royalty becoming due at any time until all advance minimum royalty has been recovered by Lessee.

     6. If mining operations are not commenced on said Leased Land or on land pooled therewith on or before one (1) year from the date first above stated, this lease shall terminate unless on or before such date Lessee shall pay or tender, or make a bona fide attempt to pay or tender to Lessor or to the credit of Lessor or Lessor's in _____________________________________ Bank the sum of Ten Dollars ($10.00) per acre multiplied by the number of acres retained under this lease (hereinafter referred to as "Rental"), which shall cover the privilege of deferring commencement of mining operations for a period of twelve (12) months. In like manner and upon like payment or tender annually, the commencement of mining operations may be further deferred for successive period of twelve (12) months each during the Primary, Renewal and Continuing Term. The payment or tender of Rental under this paragraph or of any other payment coming due under the terms of this lease may be made by check or draft of Lessee mailed to the parties entitled thereto or to said Bank on or before the due date of such payment Such Bank or its successor, is hereby designated as Lessor's agent to receive from Lessee all payments by Lessee to Lessor under the terms of this lease and shall continue as depository for all payments hereunder regardless of changes of ownership of the Leased Land and/or Leased Substances. Lessees' obligations to Lessor as to the payment of money under the terms of this lease shall end upon payment of the correct amounts to Lessor or said Bank, as set forth in this paragraph, and Lessee in no manner shall be responsible for any disposition or distribution of moneys so paid or deposited. In the event that such bank (or any successor bank) should fail, liquidate or be succeeded by another bank, or for any reason fail or refuse to accept payment, or should Lessor or any Assignee or Assignees desire to designate another depository bank, then Lessee shall not be held in default for failure to make payment or tender payment until thirty (30) days after Lessor, or Lessor's Assignees, shall deliver to Lessee a proper recordable instrument, naming another bank as agent to receive such payments or tender.

     7. If at any time Lessee is in default in the performance of the terms and conditions of this lease to be performed by it, and if, within sixty (60) days after written notice of the default is given by Lessor to Lessee, Lessee has not commenced activities which will cure the default if pursued diligently, then Lessor may terminate this lease by written notice to Lessee. If the default is due to failure to timely pay, ineffective or erroneous payment or deposit as described herein, this lease shall not terminate, but shall be maintained in the same manner as if such failure to timely pay, ineffective or erroneous payment or deposit had been properly made, provided that the abovementioned payment, Rental or Royalty payment be corrected within sixty (60) days after the receipt by Lessee of written notice by such party or parties of such error, accompanied by such instruments as are necessary to enable Lessee to make proper payment.

     8. If at the expiration of the Primary or Renewal Term uranium or other Leased Substances is not being produced from said Leased Land or land pooled therewith, but Lessee is engaged in operations directed toward the establishment or re-establishment of production therefrom, this lease shall remain in force so long as such operations are prosecuted with no cessation of more than ninety (90) consecutive days; and if the operations result in production, so long thereafter as uranium or other Leased Substances is produced from said Leased Land or land pooled therewith. If production of uranium or other Leased Substances from said Leased Land or land pooled therewith has been obtained, and such production shall cease for any cause, whether on one or more occasion, this lease shall not terminate if Lessee commences or resumes operations directed towards the re-establishment of production from said Leased Land or land pooled therewith within ninety (90) days after cessation of production and such operations continue with no cessation of more than ninety (90) days until production is re-established, or if it be within the Primary or Renewal Term, commences or resumes the payment or tender of Rentals or commences operations directed towards to re-establishment of production on or before the Rental payment date next ensuing.

     9. If, upon the expiration of the Primary Term, no mining, development or processing is being conducted, and regardless of whether the Primary Term of this lease is extended by some other provision herein, then Lessee shall have the right to extend this lease for an extended primary term by the payment to Lessor of an extension bonus in the amount of Seventy-five Dollars ($75.00) per acre multiplied by the number of acres then covered by this lease, and upon payment or tender, this lease shall automatically and without further action on the part of Lessor or Lessee and without execution of any additional instrument, be renewed for a term of five (5) years from and after the Primary Term hereof (hereinafter referred to as the "Renewal Term") and so long thereafter as uranium or other Leased Substances is being produced in paying quantities from said Leased Land or land with which said Leased Land is pooled. On or before each anniversary date thereafter, Lessee shall pay to Lessor a delay rental in the amount of ~~Five Dollars~~ Fifteen Dollars acre multiplied by the number of acres retained under this lease which delay rentals shall not be recoupable against any royalty becoming due at any time to Lessor.

     This lease is also granted for a continuing term as long after the Primary or Renewal Term as any inning, development or processing is being conducted hereunder on a continuous basis. Such operations shall be deemed conducted on a continuous basis unless and until, after the end of the Primary or Renewal Term, a period of one hundred eighty (180) consecutive days elapses in which no such operations are conducted, excluding, however, periods of force majeure as provided herein.

     10. Lessee is hereby granted the right to pool all or any part of said Leased Land with any other land, lease or leases in the vicinity thereof when in Lessee's judgment it is necessary or advisable to do so for the purpose of exploring or developing and operating the Leased Premises for in situ leach or solution mining operations whether owned by Lessor or a third party at any time and from time to time to explore, drill, solution mine, operate for, produce, extract, remove and transport uranium or other Leased Substances, provided the area so pooled shall, as near as practicable, cover only the delineated ore body from which production attributable to the pooled area is concerned, but in no event shall the pooled area exceed twenty (20) acres in size. For the purpose of determining Royalty hereunder, any uranium or other Leased Substances produced from the land so pooled shall be allocated to said Leased Land on the basis the surface acreage contributed by said Leased Land relates to the total surface acreage of the land so pooled. It shall be conclusively presumed that the uranium or other Leased Substances produced from such pooled land is produced uniformly within the boundaries of the pooled land both as to quantity and quality, and the amount allocated to the Leased Land shall, for all purposes hereunder, be presumed to have been produced from said Leased Land.

     11. Lessee shall have the right from time to time and at any time to mix or commingle uranium or other Leased Substances from the Leased Land or land pooled therewith with like substances produced from other land for transporting, treating, processing and storing prior to or for the purpose of sale. Prior to such mixing or commingling the uranium content or other Leased Substances content where such are being processed for sale, of the raw ore or the amount thereof in solution (as the case may be), shall be assayed or otherwise determined by periodic sampling, using sound engineering principles and the volume of all solutions produced shall be determined by adequate metering devises. For Royalty purposes, the uranium or other Leased Substances attributable to the said Leased Land where such mixing or commingling has occurred, shall be a percentage of the total uranium or other Leased Substances sold by Lessee (including Lessor's share from pooled land in accordance with the paragraph listed above), which percentage shall be determined by the relationship of uranium or other Leased Substances content in the production from said Leased Land, multiplied by the volume thereof (including Lessor's share from pooled land) bears to the total uranium or other Leased Substances content, multiplied by the total volume of the mixed or commingled production from all land for the applicable production period.

     12 Lessee, its successors and assigns, shall execute and deliver to Lessor, or to the depository Bank, or file for record, a release or releases of this lease within ninety (90) days of the date of termination of that portion or interval affected, in whole or in part of the Leased Land, Leased Substances, subsurface interval or any depth thereunder, and Lessee shall thereby be released from all obligations as to the released land, substances, horizon, zone or formation as of the date of release. If this lease is released as to a portion of said Leased Land, the Rental, Shut-in Royalty, or Royalty payments shall thereupon be reduced in proportion that the acreage released bears to the acreage which was covered by this lease immediately prior to such release.

     13. The rights of either party hereunder may be assigned in whole or in part as to the Leased Land or any Leased Substances or subsurface interval or any depth thereunder and the provisions hereof shall extend to the heirs, executors, administrators, successors and assigns, but no change or division in ownership of the Leased Land, Rental, Shut-in Royalty or Royalty, however accomplished shall operate to enlarge the obligation or diminish the rights of the Lessee or be binding upon Lessee for any purpose until sixty (60) days after such person acquiring any interest has furnished Lessee with the instrument, instruments or certified copies thereof, constituting his chain of title from the original Lessor. In the event of an assignment of this lease as to a segregated portion of said Leased Land, the Rental, Shut-in Royalty or Royalty due hereunder shall be proportioned between the several leasehold owners ratable according to the surface areas of each in the Leased Land, and default in payment of one shall not affect the rights of the other leasehold owners hereunder. An assignment by Lessee shall, to the extent of each assignment, relieve and discharge Lessee of any obligation hereunder accruing after the date of such assignment. If Lessee or assignee or part or parts hereof shall fail or make default in payment of the proportionate part of the Rental, Shut-in Royalty or Royalty payment due from such Lessee or assignee, or fail to comply with any other provision of the lease, such default shall not affect the entire lease insofar as it covers a part of said Leased Land upon which Lessee or any assignee thereof shall make payment of said Rental, Shut-in Royalty or Royalty. In the event of the death of any person entitled to any payment under the provision of this lease, including Royalty, Lessee may pay or tender any such payment to the credit of the deceased, or the estate of the deceased, until such time as Lessee is furnished with proper evidence of the appointment and qualification of an executor or administrator of the estate, or if there be none, then until Lessee is furnished with evidence satisfactory to it as to the heirs and devisees of the deceased and that all debts, taxes, state inheritance taxes and federal estate taxes of the estate have been paid.

     14. Lessee shall have free use of water (except water from Lessor's wells, tanks and reservoirs) for all operations hereunder, however, Lessee shall have the right to test water from these sources. Exploration, solution mining and restoration operations wherever situated on the Leased Land shall be conducted so not to damage or destroy any water supply constructed by Lessor. In the event, however, that such activity, in order to properly explore, solution mine and develop said Leased Land should result in damage to or in destruction of any such water supply, if feasible in the opinion of Lessee, the Lessee, at his option, shall repair, restore or replace any such well, tank, reservoir or other water facility so damaged or destroyed, with reasonable diligence and dispatch, weather permitting, or if not feasible then Lessee shall pay to Lessor a reasonable compensation for any such damage so sustained. Any such water facility so repaired, restored or replaced shall be of a capacity and quality equal to that which was damaged or destroyed. Any claims for such damage or destruction MUST be made within two (2) years following the termination of this lease.

     15 Lessor, or his duly authorized representatives, shall have the right at all reasonable times and at his own risk to enter into and upon said premises and workings thereon for the purposes of examining and inspecting the same and ascertaining whether the terms and conditions of this lease are being carried out and performed by Lessee, so long as such access or inspection does not interfere with the operations of Lessee; Lessor or his duly authorized representatives, shall at all reasonable times have access to production records, assays and evaluation of ore records, and all other records pertinent and necessary for substantiating the compliance of Lessee with the provisions of this lease. It is agreed and stipulated that neither the Lessee, its agents, employees, contractors or subcontractors, their agents or employees, shall at any time hunt or fish on the premises, nor shall they, or any of them, carry onto the premises firearms or other equipment designed or adapted for such purpose. Lessor, or his duly authorized representatives, shall have the right at all times to inspect vehicles entering upon or leaving said premises for the purpose of ascertaining whether the provisions of this paragraph are being carried out

     16 Lessee agrees to conduct its mining operations on said Leased Land in a workmanlike manner, abiding by all applicable State and Federal laws, rules and regulations. In addition, Lessee agrees to make payment for surface usage according to the following.

a

To pay Lessor the sum of twenty-five dollars ($25.00) per exploration test hole drilled by Lessee as FULL COMPENSATION for all damages to grass, crops and land that occur during any exploration drilling operation.

b.

Within sixty (60) days from the date any acreage is actually taken out of use by Lessee, to pay to the Lessor owning the surface to that particular acreage taken out of use, a one time sum of two hundred fifty dollars ($250.00) per acre.

c	Insure all well holes will be filled, plugged, and covered with top soil as required.

d.

Once solution mining operations have ceased on said Leased Land and restoration has been completed, with Lessee receiving FULL release from the governing authority, Lessee shall return the surface configuration of the land so used to as near the condition that existed immediately prior to Lessees operations described herein and to deep plow the area disturbed, by methods common to the area; if acreage is used for grazing purposes Lessee shall reseed the area so plowed to prevent erosion with seed selected by Lessor that is consistent with the surrounding area.

e.

It is agreed and stipulated that no exploring or mining shall be conducted, nor any facilities necessary to the same, constructed within one hundred fifty (150) feet of the main dwelling place or appurtenant structures thereto, unless the consent of Lessor, in writing, shall have been first obtained.

     All payments made under this lease for surface usage shall be based on the actual acreage disturbed, rendered unharvestable or made unusable for pasture and will be paid on a per acre basis, or portion thereof. If Lessor owns a lesser interest in the surface of the lands covered by this lease less than the entire fee simple estate, then any payment herein provided to be made to Lessor which relates to the surface shall be proportionately reduced.

     17, Lessee shall endeavor to locate any road on the Leased Land at places mutually agreeable to both Lessor and Lessee, consistent with Lessee's operations. Lessor shall not make unreasonable objections to the location that will cause undue restrictions or added costs to Lessee. All roads shall be constructed and maintained in such a manner as to bear the traffic necessary to Lessee's operations, and so as not to be a barrier to the natural drainage of the site. Upon cessation of operations by Lessee and the termination of this lease, all roads so constructed shall become the property of Lessor except, however, that the Lessor reserves the option and privilege of requiring Lessee to remove said road material from said Leased Land and to plow the surface below ordinary plow depth by methods common to the area. Such option MUST be exercised in writing by Lessor within thirty (30) days after the termination of this lease Lessor shall have the right, at his own risk, to use any such road so constructed by Lessee for Lessee's use so long as this use does not interfere with the Lessee's use thereof.

     18. If there are FENCES located on the premises and Lessee finds it necessary to cut any fence or fences for the purpose of passage, Lessee agrees that prior to cutting such fence there will be installed and braced heavy "corner-type" posts at each end of the opening to be made, to which the fence wire will be securely fastened in such a manner as to prevent sagging; Lessee will install a gate of a quality acceptable to Lessor in each such opening; in the event Lessee desires that such opening provide uninterrupted ingress and egress, then Lessee shall install therein cattle guards of sufficient size and substance to bear the type of traffic necessary for its operations and capable of turning all domestic livestock; If there is livestock on said Leased Land, Lessee agrees to properly fence all pits, fixed machinery and other hazards which it may dig, bore or construct on the premises so as not to present a hazard to such livestock; Lessee agrees to bury all pipelines, if requested by Lessor, except those contained within a fenced area, enclosure or wellfield, so that the top thereof is of sufficient depth so as not to interfere with the surface operations of Lessor.

     19 Lessee shall have the right at any time during or within one (1) year after the termination or expiration of this lease to remove all property and fixtures placed by Lessee on said Leased Land. In the event the Primary and Renewal Term of said lease have expired and complete restoration has not been accomplished by Lessee, Lessee shall have the right of ingress and egress over existing roads, to the acreage containing plant, well field, monitor wells and other facilities associated with Lessee's operations, to complete the required restoration of said Leased Land, without additional compensation, in accordance with Federal and State regulations.

     20 In conducting its operations hereunder, Lessee shall fully comply with the terms and provisions of the Workman's Compensation Laws of the State of Texas, and shall hold the Lessor harmless against and from any and all loss, damage or claims resulting in violations of workman compensation laws of whatever nature or character occasioned by or arising out of its operation under the terms and provisions of this lease, unless loss, damage or claims arises as a result of act or of negligence of Lessor.

     21. Lessee shall not be liable for delays or defaults in its performance of any agreement or covenant hereunder due to force majeure. The term "FORCE MAJEURE" as employed herein shall mean. any act of God, including but not limited to storms, floods, washouts, landslides and lightning; acts of the public enemy; wars, blockades, insurrections or riots; strikes or lockouts; epidemics or quarantine regulations, laws, acts, orders or requests of federal, state, municipal or other governmental officers or agents acting under color of authority; freight embargoes or failures; exhaustion, unavailability or delays of any product, labor, service or material. If Lessee is prevented from conducting or required to cease operations directed toward establishment or re-establishment of production or producing operations by any order, decree, direction, inaction or denial of permit by and federal, state or municipal law, executive order, rule, regulation or request enacted or promulgated under color of authority on said Leased Land or on land pooled therewith, or if Lessee by other types of force majeure is prevented from conducting operations directed toward establishment or re-establishment of production or producing operations, then until such time as law, order, rule, regulations, request or other force majeure is terminated or the permit issued and for a period of ninety (90) days after such termination of issuance, each and every provision of this lease that might operate to terminate it or the estate conveyed by it shall be suspended and inoperative, and this lease shall continue in full force and effect. If any period of suspension occurs during the Primary, Renewal or Continuing Term, the time thereof shall be added to such term with continuing payment of annual Rental, Shut-in Royalty or Royalty consistent with the applicable term for such period of suspension

     22. Lessee shall have the right to terminate this lease at any time or times during the term hereof, as to the subject minerals underlying all or any one or more parts of the premises, by delivering or mailing to Lessor written notice stating such intention to terminate and describing the parts of the premises, if less than all, as to which the termination applies. The termination shall take effect upon the date specified in the notice, or, if no date is specified upon the date on which the date is given. Upon such termination, all right, title, interest and obligations of Lessee hereunder in and to the premises specified in the notice shall terminate, except obligations which then have accrued under the express provisions of this lease and which they have not been paid or performed. If the notice specifies that this lease is hereby being terminated as to the subject minerals underlying a part, and less than all, of the premises, this lease shall continue in effect as to the subject minerals underlying all parts of the premises except the part or parts so specified. Forthwith after delivery of the notice of termination, Lessee shall execute and record, or deliver to Lessor for recording, a formal release of this lease as to the parts of the premises described in the notice.

     23. Lessor hereby warrants and agrees to defend the title of said Lease Land and agrees that Lessee, at its option, may discharge any tax, mortgage or other lien upon the Leased Land, and in the event Lessee does so, it shall be subrogated to such liens with the right to enforce same and apply Rentals, Shut-in Royalty or Royalty payments accruing hereunder toward satisfying same. Without impairment of warranties Lessee's rights under the contained in this lease, it is agreed that if Lessor owns an interest in said Leased Land less than the entire fee simple estate, then the Rentals, Royalty and Renewal Bonus to be paid Lessor shall be proportionately reduced accordingly.

     24 Any one or more of the parties named above as Lessor, may become a party to the lease by executing the original or a counterpart thereof. Execution of such original or a counterpart shall have the same effect as if all parties had executed the same instrument. Should any one or more of the parties named above as Lessor fail to execute this lease, it shall nevertheless be binding upon and inure to the benefit of the party or parties executing the same their heirs, executors, administrators, successors and assigns

     25. Any tax based on production of the herein named Leased Substances shall be borne by Lessor and Lessee in the same proportion that each party shares in the ownership of such Leased Substances hereunder

     26. Lessee makes no implied covenant or agreement relating to the exploration, development, mining or other operation of or upon the Leased Land or the marketing or any Leased Substances therefrom, nor as to the conduct or extent of any of the same. Whether or not any such exploration, development, mining or other operations or marketing shall at any time be conducted, and the nature, manner and extent thereof, shall be matters to be determined within the sole discretion of Lessee.

     27. Lessee agrees to defend, protect, indemnify, and hold harmless Lessor from and against any and all losses, liabilities, claims, demands, including but not limited for damages of any environmental nature and causes of action of every character and kind on account of personal injury, illness, death of persons or damage to or loss or property (including but not limited to damage to any property of Lessor) occurring, growing out of incident to result directly or indirectly from operations by Lessee, its employees, agents, licensees, representatives, contractors or subcontractors.

     IN WITNESS WHEREOF, the parties hereto have executed the foregoing In-Situ Uranium Mining Lease as of the dates of acknowledgement below, but effective the 16th day of May, 2009.

LESSOR:

“Patricia A. Booth”
Patricia A. Booth

LESSEE:

SOUTH TEXAS MINING VENTURE, L.L.P.

By:	URN South Texas Project, Ltd.,
General Partner
By:	URN Texas GP, LLC
Partner

By:	“Dennis E. Stover”
Name:	Dennis E. Stover
Title:	President

By	Everest Exploration, Inc,
General Partner

By	“James T. Clark”
James T. Clark
President

THE STATE OF-~~FLORIDA~~ TEXAS	§
COUNTY OF NUECES	§

     This instrument was acknowledged before me on the 27 day of April, 2009, by Patricia A, Booth.

“Mary L. Ramon”
Notary Public, State of ~~Florida~~ Texas

THE STATE OF	§
COUNTY OF	§

     This instrument was acknowledged before me on the ~~27~~ 11th day of ~~April~~ August, 2009, by Dennis E. Stova , President of URN Texas GP, LLC, in its capacity as general partner of URN South Texas Project, Ltd., in its capacity as general partner of South Texas Mining Venture, L.L.P., a Texas limited partnership, on behalf of said partnership.

“Elfida Williams”
Notary Public, State of Texas

THE STATE OF TEXAS

COUNTY OF NUECES

This instrument was acknowledged before me on the 12th day of August 2009, by James T Clark, President of Everest Exploration, Inc., in its capacity as general partner of South Texas Mining Venture, L.L.P., a Texas limited partnership, on behalf of said partnership.

“Kathie Calderon”
Notary Public, State of Texas

After Recording Return To:
South Texas Mining Venture
Attn: Land Dept.
PO Box 2955
Corpus Christi, Texas 78403